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Exhibit 12

THE STANLEY WORKS AND SUBSIDIARIES
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
For the fiscal years ended December 31, 2005, January 1, 2005, January 3, 2004,
December 28, 2002, and December 29, 2001 and for the fiscal quarters ended April 1, 2006 and April 2, 2005
(Millions of Dollars)

	Fiscal Quarter Ended
			Fiscal Year
	April 1, 2006	April 2, 2005
			2005	2004	2003	2002	2001

Earnings from continuing operations before income taxes	$50.9	$85.5	$358.2	$324.2	$118.1	$223.8	$200.1
Add:
Interest expense	16.8	8.8	40.4	38.6	34.1	28.1	32.1
Portion of rents representative of interest factor	3.9	2.9	12.7	9.7	7.3	6.0	7.3
Amortization of expense on long-term debt	—	—	—	—	—	0.1	0.4
Amortization of capitalized interest	—	—	—	—	—	—	—
Deduct:
Capitalized interest	—	—	—	—	—	—	(0.1)

Income as adjusted	$71.6	$97.2	$411.3	$372.5	$159.5	$258.0	$239.8
Fixed charges:
Interest expense	16.8	8.8	40.4	38.6	34.1	28.1	32.1
Portion of rents representative of interest factor	3.9	2.9	12.7	9.7	7.3	6.0	7.3
Amortization of expense on long-term debt	—	—	—	—	—	0.1	0.4
Capitalized interest	—	—	—	—	—	—	0.1

Fixed charges	$20.7	$11.7	$53.1	$48.3	$41.4	$34.2	$39.9

Ratio of earnings to fixed charges	3.5	8.3	7.7	7.7	3.9	7.5	6.0

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THE STANLEY WORKS AND SUBSIDIARIES COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES For the fiscal years ended December 31, 2005, January 1, 2005, January 3, 2004, December 28, 2002, and December 29, 2001 and for the fiscal quarters ended April 1, 2006 and April 2, 2005 (Millions of Dollars)